EXHIBIT 99.1

Tri-Tech Holding Inc. Announces Receipt of NASDAQ Additional Staff Determination - Delinquency

Beijing, China – April 9, 2014 /PRNewswire-CMV/ – Tri-Tech Holding Inc. (Nasdaq: TRIT), which provides turn-key water resources management, water and wastewater treatment, industrial safety and pollution control solutions, announced today that, on April 2, 2014, it received a letter (the “Nasdaq Letter”) from the Staff of The Nasdaq Stock Market (“Nasdaq”), notifying Tri-Tech that Nasdaq has determined that the Registrant’s failure to file its Form 10-K for the period ended December 31, 2013 serves as an additional basis to delist the ordinary shares of the Registrant from Nasdaq pursuant to the Nasdaq Listing Rule 5250(c)(1). Nasdaq Listing Rule 5250(c)(1) requires listed companies to “timely file all required periodic financial reports with the Commission through the EDGAR System or with the Other Regulatory Authority. […] All required reports must be filed with Nasdaq on or before the date they are required to be filed with the Commission or Other Regulatory Authority.” The Registrant plans to file its Form 10-K for the period ended December 31, 2013 within approximately one month, subject to resolution of outstanding matters.

The Nasdaq Letter noted that Nasdaq Hearings Panel would consider the matter in connection with their pending review of the Registrant’s continued listing on The Nasdaq Capital Market. There can be no assurance that the Registrant will be able to regain or maintain compliance with the requirements for continued listing under the Nasdaq Listing Rules. There can be no assurance that the Registrant will maintain its Nasdaq listing.

About Tri-Tech Holding Inc.

Tri-Tech is an innovative provider of consulting, engineering, procurement, construction and technical services. The Company supports government, state owned entities and commercial clients by providing efficiency oriented solutions focused on treatment of water and waste water, management of water resources and water-efficient irrigation, as well as industrial emission and safety controls. With software copyrights, product patents, and capable employees in China, the U.S. and India, Tri-Tech’s capabilities span the cycle of innovation. Please visit www.tri-tech.cn for more information.

An online investor kit including a company profile, presentations, press releases, current price quotes, stock charts and other valuable information for investors is available at www.tri-tech.cn/ir. To subscribe to future releases via e-mail alert, visit www.tri-tech.cn/ir/info/request

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact us at:

Tri-Tech Holding Inc.

www.tri-tech.cn IR Department +86 10 57323666 ir@tri-tech.cn